Exhibit 10.1 (b)

FNB BANKSHARES NON-QUALIFIED STOCK OPTION AGREEMENT



     Incentive Stock Option Agreement dated _____________, 2001 between FNB Bankshares, a Maine corporation (the "Company") and _________________, an [employee] of the Company (the "Optionee").

     By action taken by the Board of Directors of the Company and approved by its stockholders, a Stock Option Plan (the "Plan") has been adopted. Pursuant to the Plan, the Company has granted an incentive stock option to the Optionee to purchase shares of its Common Stock, par value $.80 per share ("Common Stock"). The Company and the Optionee desire to enter this Agreement to evidence such option.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

     A. The Company hereby evidences its grant to the Optionee of the right and option (the "Option") to purchase all or any part of an aggregate of __________ full shares of Common Stock at a purchase price of $______ per share on the terms and conditions herein set forth.

     B. The term of the Option shall be for a period of TEN YEARS from the date hereof or for such shorter period as prescribed herein. The Option shall be exercisable in installments as follows: (i) on and after (a) the first anniversary of the effective date of this Agreement, to the extent of 25% of the total number of shares to which the Option relates; (ii) on and after the second anniversary of the effective date of this Agreement, to the extent of 50% of said total (including that portion exercisable pursuant to clause (i) above); (iii) on and after the third anniversary of the effective date of this Agreement, to the extent of 75% of said total (including that portion exercisable pursuant to clauses (i) and (ii) above); and (iv) on and after the fourth anniversary of the effective date of this Agreement, to the extent of 100% of said total.

     C. The portion of the Option that has become vested as of the termination of the Optionee's employment with the Company shall terminate thirty (30) days after such termination if such termination occurs other than
(a) following or in connection with an event constituting "cause", in which case the Option shall terminate immediately, or (b) upon death, disability or retirement, which are governed by the Plan. The term "cause" means a determination by the Company that the Optionee (1) refused to obey lawful orders of the President or other officer of the Company, (2) breached or neglected his duties hereunder, (3) committed any act of moral turpitude or any act involving dishonesty or fraud, or (4) committed any act constituting a violation of an important Company policy or a violation of criminal or civil law relating to the Optionee's performance of his duties or having the potential to negatively impact the Company. Any dispute as to whether cause exists shall be resolved by binding, confidential arbitration conducted in Portland, Maine before a single arbitrator chosen by the American Arbitration Association ("AAA"), such arbitration to be conducted in accordance with the Commercial Arbitration Rules of AAA.

     D.     This Option is subject to all the provisions of the Plan.



     IN WITNESS WHEREOF, the Optionee has hereunto set his hand and the Company has caused this Option Agreement to be duly executed by an officer thereunto duly authorized.

FNB BANKSHARES


________________________________          By:_________________________________
[Name of Optionee]                        Its President






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